Exhibit 99.1

IMMEDIATE

Dana Holding Corporation Announces Divestiture of Venezuelan Operations

MAUMEE, Ohio, Jan. 26, 2015 – Dana Holding Corporation (NYSE: DAN) today announced that it has completed the sale of its Venezuelan operations, C.A. Danaven, to Manufacturing and Logistics Solutions Limited, an independent and locally operated company.

C.A. Danaven provides drivetrain products principally to global automotive vehicle manufacturers in Venezuela and has manufacturing and assembly facilities in Valencia and Guacara. C.A. Danaven had sales of approximately $110 million in 2014.

Manufacturing and Logistics Solutions Limited will operate the business in Venezuela and license the use of the Danaven name. Under various supply and other agreements, Dana will provide components and technical support to the company as a Tier 2 supplier transacting business outside of Venezuela.

“This business decision was made to improve Dana shareholder value by reducing uncertainty associated with foreign currency and other regulatory pressures,” said President and Chief Executive Officer Roger Wood. “The management team in Venezuela will remain intact. They have a deep knowledge of the business and local market along with the necessary experience and expertise to meet the high standards of their customers in the region.”

Terms of the agreement were not disclosed; however, Dana expects that its net income attributable to the parent company in the fourth quarter of 2014 will include a net charge approximating $77 million (of which $29 million represents cash balances) relating to this divestiture. Dana’s 2014 Adjusted EBITDA results will not be impacted by this charge. Dana’s other operations in South America are not affected by this transaction.

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About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. Dana reported preliminary sales of $6.6 billion in 2014. For more information, please visit dana.com.

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Media Contact:	Jeff Cole
419-887-3535
jeff.cole@dana.com

Investor Contact:	Craig Barber
419-887-5166
craig.barber@dana.com